Exhibit 10.10

# Regus Office Service Agreement

| | | | |
|---|---|---|---|
| **Agreement Date** (mm/dd/yy): | 28th August 2013 | **Reference No.:** | 32768-387452 |

| **Business Centre Address:** |
|---|
| Heathrow Stockley Park, The Square |
| 6-9 The Square |
| Stockley Park |
| Uxbridge |
| UB11 1FW |

| **Client Address (Not a Regus Centre Address):** | |
|---|---|
| Company Name: | Imprivata UK Limited |
| Contact Name: | Keliann McCabe |
| Address: | 10 Maguire Road |
| Address: | Lexington, Massachussets 02421 USA |
| Phone & Email: | 781.674.2824 kmccabe@imprivata.com |

**Office Payment Details (excluding tax and excluding services)**

| Office Number | No. of People | Monthly Office Fee |
|---|---|---|
| Suite G6 | | £ 23,300 |
| | | |
| | | |
| | | |
| | | |
| | | |
| **Total per Month** | | £ 23,300 |

| | | | |
|---|---|---|---|
| **Initial Payment** | First Month's Fee | | |
| | Deposit | 2 | £ 46,600 |
| | Total Initial Payment | | £ 46,600 |
| **Monthly Payment** | Total Monthly Payment Thereafter | | £ 23,300 |

| | | | | |
|---|---|---|---|---|
| **Service Provision** | Start Date | 01 October 2013 | End Date* | 31st January 2015 |

** All agreements end on the last calendar day of the month.*

Comments:

***Client currently occupies third floor NW wing, they will be moving into the offices listed on this agreement Suite G6 with effect from the 1st of October 2013 and will no longer occupy the existing space. This agreement supersedes the existing agreement for the third floor NW wing. Client will pay in addition to the monthly licence fee £150 utility fee for the use of the dedicated private comms room within the space. Deposit currently held of £33,000, the difference of £13,600 is due to be paid to balance the deposit to £46,600 as per this agreement. Please make reference to the addendum document which forms part of this agreement.***

We are Regus Management (UK) Limited, ("Regus"). This Agreement incorporates our terms of business set out on attached Terms and Conditions which you confirm you have read and understood. We both agree to comply with those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance with its terms. Note that the Agreement does not come to an end automatically. See "Bringing your Agreement to an end".

Name (printed): John F. Milton

Title (printed): VP and General Counsel

Date: 28 AUGUST 2013

**SIGNED on your behalf (Client)**

[signature]

Name (printed): Laura Embleton

Title (printed): General Manager

Date: 13th August 2013

**SIGNED on our behalf**

[signature]

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ADDENDUM TO OFFICE SERVICE AGREEMENT

Heathrow Stockley Park

This Addendum to Office Service Agreement, Including the House Rules and Terms and Conditions (together, the “Addendum”) is made and entered into effective as of 28th August 2013, by and between Imprivata UK Limited (“Client”) and Regus UK (“Regus”).

Recitals

A. WHEREAS, Client and Regus are parties to that certain Office Service Agreement (“Agreement”) dated 28th August 2013, pursuant to which Regus provides certain services to Client; and

B. WHEREAS, Client has requested certain amendments to its Agreement, and Regus, solely as an accommodation to Client, has agreed to such amendments under the following terms and conditions.

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment. The Agreement is hereby amended as follows:

House Rules are amended as follows:

2. Client may use in Suite 6 the same or similar signage from its current accommodation on the third floor.

6. Client’s name and Suite 6 location shall be placed in the house directory at no additional charge.

8. Client may use and maintain the kitchen in Suite 6, including appliances from its current accommodation on the third floor. Any additional appliances require Regus’ consent, not to be unreasonably withheld.

21. The parties have agreed upon alterations to the Suite 6 premises. Any additional alterations require pre-approval from Regus, not to be unreasonable withheld.

29. The pricing set out in the Office Payment Details section of the Agreement shall remain firm through the term ending 31 January 2015. Should Client exercise its right to renew the Agreement for a one year term as set out below the monthly fee will be £23,766 beginning 1 February 2015.

32. The Schedule of services included within this agreement are:

•	Business Rates

•	Water Rates

•	Reception services

•	Lighting

•	Electricity

•	Cleaning

•	Repair and maintenance of the building

•	In-coming postal delivery

•	Air-conditioning and heating

•	Car-parking (up to 45 spaces)

•	Insurance of the building and the owner’s contents.

34. There will no Office Set-up Charge for Suite 6.

35. An office restoration fee of £5,000 shall apply to the move by Client to Suite 6. No other restoration fees shall apply hereunder.

36. At the end of the Term, Client shall pay to Regus for the delivery of “Business Continuity Services” which shall cover the following services for a period of three months: Telephone answering service and business mailing address. Redirection of post will be charged as per the royal mail standard postage rates.

Terms and Conditions are amended as follows:

1.3 The Agreement will run through 31 January 2015 and unless otherwise agreed by the parties, will terminate on such date, unless Client notifies Regus on or before 1 November 2014 of its intention to renew the Agreement for a one-year term, through 31 January 2016. The Agreement will not automatically renew.

1.7 Add at end of first sentence”… as it was when the Client look it, normal wear and tear excepted. Any approved alterations that are reasonably deemed to add value to the current office space within suite 6 will be exempt from any dilapidations, but will be subject to standard restoration costs, such as repair of damages to the walls, painting, etc. as set out in the terms.

2.1 the third and fourth sentence of this section shall be deleted so that this section reads in its entirety: “Furnished office accommodation(s): Regus is to provide the number of serviced and furnished office accommodation(s) for which the Client has agreed to pay in the Centre stated in this agreement. This agreement lists the accommodation(s) Regus has allocated for the Client’s use.

2.2 In addition to the section in the Office Service Agreement, it is agreed that Client shall have full access to its accommodations 24 hours per day, 7 days per week although the Front of House shall only be open from 8.30 to 17.30 each working day.

4.1 Regus acknowledges and agrees that Client may alter Suite 6 in accordance with plans agreed-upon by Regus.

4.2 Regus consents that the Client will continue with their existing network already in place within the building, which Client may be moved to Suite 6 as necessary, including re-routing of the current external circuit to Suite 6. Any additional cable installations and equipment outside of Suite 6 must have approval by Regus, not to be unreasonable denied or delayed. Electric service and air conditioning required in Client’s data room in Suite 6 shall be provided by Regus for a fee of £150 per month as provided on the cover page of the Agreement.

8.4 There is no initial Office Set-up Fee. If Client chooses to move from Suite 6 to another location during the Term, Regus may charge Client a reasonable Office Set-up Fee for the new location.

8.9 All services listed within point 31 of the house rules addendum above shall be deemed to be “Standard Services” under the Agreement. Client shall pay Regus for any Additional Variable Services in accordance with Regus’ then-current fee schedule.

2. Soundproofing Insulation. Regus have agreed that additional sound proofing, reasonably acceptable by Client, will be installed within Suite 6 prior to the 1st of October 2013.

3. Term. This Addendum shall automatically terminate concurrently with the termination of the Agreement, unless Client notifies Regus on or before 1 November 2014 of its Intention to renew the Agreement for a one-year term, through 31 January 2016.

4. Control. Except as specifically modified or amended by the terms of this Addendum, the Agreement will remain in full force and effect. In the event of a conflict between this Addendum and the Agreement or any attachment thereto, this Addendum shall control.

5. Capitalized Terms. All capitalized terms not otherwise defined in this Addendum shall have their respective meanings set forth in the Agreement.

6. Counterparts. This Addendum may be executed in one or more counterparts, by original or by or through such other electronic form in which a party may place or evidence its signature hereon, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

7. Interpretation. This Addendum and the Agreement together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any and all prior and contemporaneous oral or written agreements between Parties with respect to the subject matter hereof and thereof. The parties each acknowledge and agree that they have carefully read this Addendum; that, if they desire to do so, they have reviewed this Addendum with an attorney of their own choosing, that they fully understand that this Addendum is final and binding; and that they are voluntarily executing and delivering this Addendum to the other party. The parties each acknowledge and agree that they participated equally in the preparation of this Addendum, and, accordingly, if any provision of this Addendum requires judicial interpretation, the court interpreting such provision shall not construe such provision or this Addendum against any party. If any provision of this Addendum shall be held to be illegal, invalid, or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8. Termination of Existing Agreement. The Office Occupation Agreement between Client and Regus governing Client’s occupation of the Third Floor NW Wing at 8 The Square, Stockley Park, shall terminate effective 30 September 2013; provided, however, that Client may remain in the Third Floor NW Wing offices at no additional charge through 6 October 2013 in order to effect a reasonable transition to Suite 6.

In Witness Whereof, the parties have executed this Addendum as of the date first above written.

CLIENT		REGUS:
Imprivata UK Limited Inc.		REGUS UK

By:	/s/ John F. Milton	By:	/s/ Laura Embleton
Name:	John F. Milton	Name:	Laura Embleton
Title:	VP and General Counsel	Title:	General Manager

These are Regus’ House Rules which may change from time to time and which apply between Regus and the Customer in relation to a Business Centre.

Accommadation

1.	Upon Move in: Regus will ask the Customer to sign an inventory of all accommodation furniture, and equipment the Customer is permitted to use, together with a note of its condition, and details of the keys or entry cards Issued to the Customer.

2.	The Customer may not put up any signs on the doors of their accommodation or anywhere else that is visible from outside the rooms the Customer is using without written approval from the local Business Centre team (acting responsibly).

3.	Taking care of Regus’ property: the Customer must take good care of all parts of the Business Centre, its equipment, fittings and furnishings that they use. The Customer must not alter any part of it.

4.	Keys and security: Any keys or entry cards which Regus lets the Customer use remain Regus’ property at all times. The Customer must not make any copies of the keys and/or entry cards or allow anyone else to use them without Regus’ consent. Any loss must be reported to Regus immediately and the Customer must pay a reasonable fee for replacement keys or cards and of changing locks, if required. This rule improves security levels of the Business Centre. If the Customer is permitted to use the Business Centre outside normal working hours it is the Customer’s responsibility to lock the doors to their accommodation and to the Business Centre when they leave. This is to ensure the safety of individuals and property at the Business Centre.

Use

5.	The Customer shall not leave open any corridor doors, exit doors or doors connecting corridors during or after business hours. For security purposes and if the Customer does so, it will be at the Customer’s own risk. All corridors, halls, elevators and stairways shall not be abstructed by the Customer or used for any purpose other than egress and ingress. The Customer can only use public areas with the consent of Regus and those areas must be kept neat and attractive at all times.

6.	The Customer’s name and address: At the Customer’s request and cost, Regus is happy to include the Customer’s name in the house directory at the Business Centre, where this facility is available. The Customer must not use the name Regus or HQ Global Workplaces or Stratis in any way in connection with their business. The Customer may not use the Business Centre as the Customer’s registered address for service-of-process.

7.	The Customer’s employees and guests shall conduct themselves in a businesslike manner; proper business attire shall be worn at all times; the noise level will be kept to a level so as not to interfere with or annoy other Customers and the Customer with abide by Regus directives regarding security, keys, parking and other such matters common to all occupants.

8.	The Customer shall not, without Regus prior written consent, store or operate in their office(s) or the Business Centre(s), any computer (excepting a personal computer) or any other large business machine, reproduction equipment, heating equipment, stove, radio, stereo equipment or other mechanical amplification equipment, vending or coin operated machine, refrigerator, boller or coffee equipment. Additionally, the Customer must not conduct a mechanical business therein, do any cooking therein, or use or allow to be used in the building where the Business Centre is located, oil burning fluids, gasoline, kerosene for heating, warning or lighting. No article deemed hazardous on account of fire or any explosives shall be brought into the Business Centre. No offensive gases, odours or liquids shall be permitted. No firearms shall be permitted. The Business Centre is intended to be used solely for office use.

9.	The electrical current shall be used for ordinary lighting, powering personal computers and small appliances only unless written permission to do otherwise shall first have been obtained from Regus at an agreed cost to the Customer. If the Customer requires any special installation or wiring for electrical use, telephone equipment or otherwise, such wiring shall be done at the Customer’s expense by the personnel designated by Regus.

10.	The Customer may not conduct business in the hallways, reception area or any other area except in the Customer’s designated office without the prior written consent of Regus.

11.	The Customer shall bring no animals into the Building other than certified assistance animals which are being used solely for the purposes of such certification.

12.	Kitchen Amentites / Beverage Fee: allows the Customer and visitors access to self-service coffee and tea.

13.	Free Businessworld Gold cards: Free Businessworld Gold Cards can be used in any Regus location outside of your home centre where your office/virtual office is located. Use of the Regus Business Lounges will be governed by the Businessworld Terms and Conditions which are conveniently located on www.regus.co.uk.

14.	The Customer shall not use the Business Centre for manufacturing or storage of merchandise except as such storage may be incidental to general office purposes. The Customer shall not occupy or permit any portion of the Business Centre to be occupied or used for the manufacture, sale, gift or use of liquor, narcotics or tobacco in any form.

15.	No additional locks or bolts of any kind shall be placed upon any of the doors or windows of the Business Centre by the Customer nor shall any changes be made to existing locks or the mechanisms thereof.

16.	Canvassing, soliciting and peddling in the Building are prohibited and the Customer shall not solicit other Customers for any business or other purpose without the prior written approval of Regus.

HOUSE Rules UK – April 2013 – MV	1/5

17.	All property belonging to the Customer or any of the Customer’s employee, agent or invitee shall be at the risk of such person only and Regus shall not be liable for damages thereto or for theft or misappropriation thereof.

18.	Smoking shall be prohibited in all public areas, including conference and training rooms. No smoking shall be permitted at any time in any area of the Business Centre (including open offices).

19.	The Customer or the Customer’s officers, directors, employees, shareholders, partners, agents, representatives, contractors, customers, or invitees shall be prohibited from participating in any type of harassing, discriminatory or abusive behaviour to Regus team members, other Customers or Invitees, verbal or physical in the Business Centre for any reason. Any breach of this rule is a material breach of your agreement (not capable of remedy) and your agreement may be terminated immediately and services will be suspended without further notice.

20.	Regus Jersey takes its legal and regulatory responsibilities seriously. All Clients are required to maintain a real physical presence at the Centre and must keep a valid licence held under the Regulation of Undertakings and Development (Jersey) Law 1973 (unless written confirmation is received from the Population Office that a licence is not required). In the event that either of these requirements (or other local legal and regulatory requirements) are, in Regus’ opinion, not met then your agreement will be deemed to be breached and may be terminated without further notice per the terms and conditions.

Services and Obligations

21.	Furnished office accommodation: The Customer shall not affix anything to the windows, walls or any other part of the office or the Business Centre or make alterations or additions to the office or the Business Centre without the prior written consent of Regus.

22.	Office Services: Regus is happy to discuss special arrangements for the use of the facilities outside the Business Centre normal opening hours or, the normal working days where the Business Centre is located. There may be an additional charge for such special arrangements. This can be discussed at the time of arrangement.

23.	All of the pay-as-you-use services are subject to the availability of the Business Centre staff at the time of any service request. Regus will endeavour to deal with a service request at the earliest opportunity and provide the additional service the Customer requires, but Regus will not be held responsible for any delay.

24.	If in Regus’ opinion, Regus decides that a request for any pay-as-you-use service is excessive; Regus reserves the right to charge an additional fee at Regus’ usual published rates based on the time taken to complete the service. This will be discussed and agreed between Regus and the Customer at the time the Customer makes such request.

25.	Services will be available during normal opening hours. Internet access and phone lines are available after hours and weekends.

The Regus Services Agreement

26.	Nature of the Regus Services Agreement: Regus may assign the Services Agreement at any time without the Customer’s consent. This clause reflects the fact that the Customer is taking a serviced office agreement and not a lease and that Regus retains overall control of the Business Centre. The Customer has no real-property or commercial property interest of any kind in the building where the Business Centre is located. Where the Customer is a company and it merges with another or the Customer needs to allow an affiliate to use the services provided under the Services Agreement, the Customer will explain the need for any change to Regus and Regus will give careful consideration in each case. Regus needs to be sure it knows, and is satisfied with, the identity of each occupant of the Business Centre.

27.	Data Protection: Regus requests that the Customer provides, as and when requested by Regus, documentation and personnel information as Regus may reasonably require enabling the provision of the services. The Customer agrees that we may process, disclose or transfer (including outside the EEA – European Economic Area – to other countries that are part of our international network from time to time) any personal data we hold on or in relation to you provided that in doing so we take such steps as we consider reasonable to ensure that it is used only to fulfil our obligations under your agreement; for work assessment and fraud prevention; or to make available information about new or beneficial products and services offered by us and other organisations that we consider may be of interest to you. If the Customer wishes to exercise this right and obtain disclosure of the Customer’s personal data, the Customer may contact Regus at personaldata@regus.com. If the Customer objects to the processing of the Customer’s data, the Customer may not be able to benefit from the services. Please be aware that countries outside the EEA – European Economic Area – may not have laws in force to protect your personal data.

28.	Subordination: This agreement is subordinate to Regus lease with Regus landlord and to any other agreements to which Regus’ lease with the landlord is subordinate.

29.	Annual Indexation: For all agreement with a term greater than 12 months, the indexation applied of the All Items Retail Prices Index + 2% will be substituted by CPI or 4% whichever is the greater.

30.	Cross Default: The Customer agrees that, if they are in default under a service agreement with REGUS at a different business centre (“Different Location Agreement”) to the one specified in this Agreement, that REGUS may recover any unpaid sums due under a Different Location Agreement from the Customer under this Agreement and that REGUS may, in particular (but not limited to), withhold services under this Agreement or deduct sums from the retainer held under this Agreement in respect of such unpaid sums.

31.	Company Name Change: If there is a need to change the name of your company, requests must be made in writing and addressed to the Centre Manager. Please note that these requests will be processed 60 days from the beginning of the next calendar month. Any invoices prior will be in the current company name and cannot be changed.

House Rules UK – April 2013 – MV	2/5

Fees

32.	Standard services: The standard fee and any fixed, recurring services requested by the Customer are payable in advance, by the 25th day (or such other day as REGUS designates) of each month following the date the Customer receives their bill. Where a daily rate applies, the charge for any such month will be 30 times the standard fee. For a period of less than a month the standard fee will be applied on a daily basis. Recurring services will be provided by REGUS at the specified rates for the duration of your Agreement (including any renewal). If a Customer has a need to cancel a recurring service they may request this at any time up to the notification due date of the agreement. The cancellation will be applied from the first day of the renewal start.

33.	Pay-as-you-use and Additional Variable Services: Fees for pay-as-you-use services, plus applicable taxes, in accordance with our published rates which may change from time to time, are invoiced in arrears and payable on the 25th day (or such other day as we designate) of the month following the calendar month in which the additional services were provided.

34.	Office Set up: An office set up fee of £55 will be charged for each occupant.

35.	Office Restoration Fee: An Office Restoration fee will be charged upon your departure or if you, at yours option, choose to relocate to different rooms within the Centre. We reserve the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. This fee will be charged at the current market rate, prices can be obtained upon request.

36.	Business Continuity Service: All Customers will be automatically entered into a standard Virtual Office Agreement for 3 months upon departure from Regus, to cover the management and redirection of mail, fax, calls and visitors. (Upon departure to comply with current money laundering regulations 2007, personal identification will be required in order to continue utilising your Regus address and mail handling services).

37.	This fee will be charged at the current market rate. Prices can be obtained upon request.

38.	Late Payment and Penalty: If the Customer does not pay fees when due, a service fee of £25 plus 5% penalty will be charged on all overdue balances under £500. For balances equal to or greater than £500 a fee of £50 plus 5% penalty will apply. If the Customer disputes any part of an invoice, the Customer must pay the amount not in dispute by the due date or be subject to such late fee and penalty. Regus also reserves the right to withhold services (including for the avoidance of doubt, denying the Customer access to the Customer’s accommodation) while there are any outstanding fees, penalties and internet or the Customer is in breach of the Service Agreement which, for the avoidance of doubt, includes these House Rules.

39.	Insufficient Funds: The Customer will pay a fee of £35 or the maximum amount permitted by law for any returned payments due to insufficient funds. Furthermore, should any change be made from a direct debit payment process, a £35 fee will apply.

40.	Taxes: The Customer will pay all current taxes paid by Regus to any government authority. This currently applies to the Carbon Levy and VAT.

Liability

41.	Mail: The Customer releases Regus from any liability arising out of or incurred in connection with any mail or packages received on the Customer’s behalf.

Force Majeure

42.	Regus shall have no liability to the Customer under this agreement if it is prevented from, or delayed in, performing its obligations under this agreement or from carrying on its business by acts, events, omissions or accidents beyond its reasonable control, including (without limitation) strikes, failure of a utility service or transport network, act of God, war, riot, civil commotion, malicious damage, disease or quarantine restrictions compliance with any law or governmental order, rule, regulation or direction, accident, fire, flood, storm or default of suppliers or subcontractors. REGUS obligation to perform its obligations shall be suspended during the period required to remove such force majeure event.

REGUS shall notify the Customer as soon as reasonably possible of the force majeure event and propose a suitable alternative accommodation (if any) in the same Business Centre or in another available business centre.

IT and technology policy

43.	Introduction

This Policy forms part of the RegusNet IT Connectivity Order and applies where the Customer wishes to use Regus Telecommunication and Internet connectivity services and equipment.

Regus is considered a Downstream Service Provider (DSP), which means Regus provides a personalised connection to the Internet which is managed and protected via a firewall.

•	The Regus Internet service provides the Customer with an Internet connection that provides regular business activity such as web browsing, the ability to send and receive electronic communications access to business applications and like.

•	The Regus Internet service is based on a symmetrical leased line connection or similar technology that is shared with other individual Regus Customers within the same Regus office building.

•	Regus can provide the Customer with dedicated leased line connectivity various capacities subject to availability. This provides an uncontended, symmetrical connection of the selected Customer bandwidth. The service provides one (1) public IP address with the facility to purchase and deploy additional IP addresses.

•	The service provides the Customer with the following capability:

House Rules UK – April 2013 – MV	3/5

•	The ability to deploy public IP addressing.

•	The option to run server based solutions that require inbound connectivity (e.g. an FTP, web or mail server).

•	The option to run “site to site” VPN connections.

•	The Customer is also able to deploy its own “firewall” to manage its own LAN and VPN connections should the Customer wishes to do so.

44.	Regus Internet and Telecommunications Policy

a.	Content. The Customer acknowledges that Regus does not monitor the content of information transmitted through Regus’ telecommunications lines or equipment, which includes, but is not limited to, Internet access, telephone, fax lines and data lines (“Telecommunications Lines”). The Customer further acknowledges that Regus is merely providing a conduit for Customer’s Internet transmissions, similar to a telephone company, and that Regus accepts no liability for the content of transmissions by the Customer.

b.	Restrictions. The Regus Internet service may be used only for lawful purposes and shall not be used in connection with any criminal or civil violations of state, federal, or international laws, regulations, or other government requirements. Such violations include without limitation theft or infringement of copyrights, trademarks, trade secrets, or other types of intellectual property; fraud; forgery; theft or misappropriation of funds, credit cards, or personal information; violation of export control laws or regulations; libel or defamation; threats of physical harm or harassment; or any conduct that constitutes a criminal offence or gives rise to civil liability. The Customer is responsible for maintaining the basic security and virus protection of the Customer’s systems to prevent their use by others in a manner that violates the Service Agreement. The Customer is responsible for taking corrective actions on vulnerable or exploited systems to prevent continued abuse.

c.	Regus Internet Access – Per User Basis. Regus grants the Customer access to the Regus Internet service on a per user access basis. In the event of the Customer increasing the number of users by utilising a proxy server or by other means, the Customer agrees to pay the Regus fee for each user who accesses the Internet, either directly or through a proxy server.

d.	Unauthorised Access. In no event may the Customer increase its authorised access points to the Telecommunications/Data lines by means of wire splitting or any other method including wireless devices. In the event of the Customer breaching paragraph 33.1.3 (Regus Internet Access – Per User Basis), above, or this paragraph, Regus may disconnect all of the Customer’s access to the Telecommunications/Data lines upon three (3) business days prior written notice to the Customer. The Customer shall pay all Regus fees for any unauthorised Telecommunications/Data Lines use upon invoice from Regus. Regus shall have no obligation to reconnect the Customer to the Telecommunications/Data Lines until such fees have been paid in full and the Customer has ceased to make unauthorised access.

e.	Customer Installed Telecommunications Lines. It is part of the Regus business model to provide Telecommunications Lines to its Customers. The Customer may not bypass the use of the Regus Telecommunications Lines by installing its own direct Telecommunications Lines. On a case by case basis, Regus may grant the Customer authorisation to install direct Telecommunications Lines upon written request by the Customer. This permission will only be granted on the agreement of the Customer, to make a monthly payment of a direct access fee as set by Regus which will be equal to the monthly Regus Internet fee, the Telecoms package fee or both.

f.	Security Violations. The Customer is prohibited from engaging in any violations of system or network security. The Regus Internet service may not be used in connection with attempts - whether or not successful to violate the security of a network, service, or other system. Examples of prohibited activities include, without limitation, hacking, cracking into, monitoring, or using systems without authorization; scanning ports; conducting denial of service attacks; and distributing viruses or other harmful software. Regus reserves the right to suspend the Internet access upon notification from a recognized Internet authority or ISP regarding such abuse. Regus may disconnect the Customer’s equipment and withhold services if Regus considers that the Customer’s hardware or software is, or has become, inappropriate for connection to Regus’ network. The Customer is responsible for the Customer’s own virus protection on the Customer’s systems and hardware.

g.	Regus Internet. services are only available at Regus locations and connection to Regus’ network is only permitted at those locations or via Regus provided services. The Customer must not create any links between Regus’ network and any other network or any telecommunications service without Regus’ consent.

h.	Revisions to this Policy. Regus may modify this Policy at any time, with or without notice.

i.	Special Requirements:

•	Where the Customer is using its own wireless access points, the Customer requires written approval from Regus, prior to implementation. The use of the Customer’s own wireless router will result in a service charge based upon the total number of contracted work stations in the Customer’s designated office space.

•	It is to note that the following ports are blocked through the Regus firewall for outbound traffic: H323, Napster_8888, Nbdatagram, Nbname, RealPlayer-grp, TCP-135, TCP-139, TCP-1433, TCP-1434, UDP-1434.

•	Video conferencing services are not allowed on Regus’ Data Network without written approval from the Regus IT Director. If approval is gained then the Customer will be required to take Reserved Bandwidth to support the solution.

•	The Regus Mail relay server is limited to 128 recipients / 32MB per message. It cannot be used as a smarthost.

j.	DISCLAIMER OF LIABILITY FOR THIRD PARTY PRODUCTS. As part of its services to the Customer, Regus may provide third party Internet access and computer hardware and software (“Third Party Services”). REGUS DISCLAIMS ANY AND ALL LIABILITY, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES, WHETHER ORAL OR WRITTEN, FOR SUCH THIRD PARTY SERVICES. THE CUSTOMER ACKNOWLEDGES THAT NO REPRESENTATION HAS BEEN MADE BY REGUS AS TO THE FITNESS OF THE THIRD PARTY SERVICES FOR THE CUSTOMER’S INTENDED PURPOSE.

HOUSE Rules UK – April 2013 – MV	4/5

k.	DISCLAIMER OF LIABILITY FOR THE Customer’s EQUIPMENT. ALL CUSTOMER EQUIPMENT STORED IN THE REGUS TELECOMMUNICATIONS ROOM IS STORED AT CUSTOMER’S OWN RISK. REGUS DISCLAIMS ANY AND ALL LIABILITY FOR SUCH EQUIPMENT AND SHALL NOT BE LIABLE FOR ANY LOSSES OR DAMAGE TO SUCH EQUIPMENT

i.	DISCLAIMER OF INDIRECT DAMAGES FROM LOSS OF SERVICE. Regus does not provide any service level agreement to the Customer in regard to provision or loss of service for its Internet services. Regus shall not be liable for any indirect damages, including lost profits, arising out or resulting from any loss of service or degradation of connectivity/access to the Internet with the Service Agreement, even if the other party has been advised of the possibility of such damages. The foregoing shall apply, to the fullest extent permitted by law, regardless of the negligence or other fault of either party.

m.	DISCLAIMER OF INDIRECT DAMAGES. Regus shall not be liable for any indirect damages, including lost profits, arising out or resulting from the Service Agreement even if the other party has been advised of the possibility of such damages. The foregoing shall apply, to the fullest extent permitted by law, regardless of the negligence or other fault of either party.

HOUSE Rules UK – April 2013 – MV	5/5

# TERMS AND CONDITIONS

**1. This Agreement**

1.1 Nature of this agreement: This agreement is the commercial equivalent of an agreement for accommodation(s) in a hotel. The whole of the Centre remains in Regus' possession and control. THE CLIENT ACCEPTS THAT THIS AGREEMENT CREATES NO TENANCY INTEREST, LEASEHOLD ESTATE OR OTHER REAL PROPERTY INTEREST IN THE CLIENT'S FAVOUR WITH RESPECT TO THE ACCOMMODATION(S). Regus is giving the Client the right to share with Regus the use of the Centre on these terms and conditions, as supplemented by the House Rules, so that Regus can provide the services to the Client. This agreement is personal to the Client and cannot be transferred to anyone else. This agreement is composed of the front page describing the accommodation(s), the present terms and conditions and the House Rules.

1.2 Comply with House Rules: The Client must comply with any House Rules which Regus imposes generally on users of the Centre. The House Rules vary from country to country and from Centre to Centre and these can be requested locally.

1.3 Duration: This agreement lasts for the period stated in it and then will be extended automatically for successive periods equal to the current term but no less than 3 months (unless legal renewal term limits apply) until brought to an end by the Client or by Regus. All periods shall run to the last day of the month in which they would otherwise expire. The fees on any renewal will be at the then prevailing market rate.

1.4 Bringing this agreement to an end: Either Regus or the Client can terminate this agreement at the end date stated in it, or at the end of any extension or renewal period, by giving at least three months written notice to the other. However, if this agreement, extension or renewal is for three months or less and either Regus or the Client wishes to terminate it, the notice period is two months or (if two months or shorter) one week less than the period stated in this agreement.

1.5 Ending this agreement immediately: To the maximum extent permitted by applicable law, Regus may put an end to this agreement immediately by giving the Client notice and without need to follow any additional procedure if (a) the Client becomes insolvent, bankrupt, goes into liquidation or becomes unable to pay its debts as they fall due, or (b) the Client is in breach of one of its obligations which cannot be put right or which Regus have given the Client notice to put right and which the Client has failed to put right within fourteen (14) days of that notice, or (c) its conduct, or that of someone at the Centre with its permission or invitation, is incompatible with ordinary office use .

If Regus puts an end to this agreement for any of these reasons it does not put an end to any outstanding obligations, including additional services used and the monthly office fee for the remainder of the period for which this agreement would have lasted if Regus had not ended it.

1.6 If the Centre is no longer available: In the event that Regus is permanently unable to provide the services and accommodation(s) at the Centre stated in this agreement then this agreement will end and the Client will only have to pay monthly office fees up to the date it ends and for the additional services the Client has used. Regus will try to find suitable alternative accommodation(s) for the Client at another Regus Centre.

1.7 When this agreement ends the Client is to vacate the accommodation(s) immediately, leaving the accommodation(s) in the same condition as it was when the Client took it. Upon the Client's departure or if the Client, at its option, chooses to relocate to different rooms within the Centre, Regus will charge an Office Restoration Service fee to cover normal cleaning and testing and to return the accommodation(s) to its original state. This fee will differ by country and is listed in the House Rules. Regus reserves the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If the Client leaves any property in the Centre Regus may dispose of it at the Client's cost in any way Regus chooses without owing the Client any responsibility for it or any proceeds of sale. When a Client vacates its accommodation(s) invariably Regus continues to receive the Client's mail, faxes, telephone calls and visitors. In order to professionally manage the redirection of the Client's calls, mail, faxes and visitors Regus charges a one-time Business Continuity Service. This service lasts for three months after the end of the date of this agreement. If in the event that during the Client's stay there are no calls, mail, faxes or visitors this service will not be applied. This fee is located in the house rules.

If the Client continues to use the accommodation(s) when this agreement has ended the Client is responsible for any loss, claim or liability Regus incurs as a result of the Client's failure to vacate on time. Regus may, at its discretion, permit the Client an extension subject to a surcharge on the monthly office fee.

1.8 Employees: While this agreement is in force and for a period of six months after it ends, neither Regus nor the Client may knowingly solicit or offer employment to any of the other's staff employed in the Centre. This obligation applies to any employee employed at the Centre up to that employee's termination of employment, and for three months thereafter. It is stipulated that the breaching party shall pay the non-breaching party the equivalent of one year's salary for any employee concerned. Nothing in this clause shall prevent either party from employing an individual who responds in good faith and independently to an advertisement which is made to the public at large.

1.9 Client Representation of Regus Employees: Throughout the duration of this agreement, Client agrees that neither Client, nor any of Client's partners, members, officers or employees will represent, or otherwise provide legal counsel to, any of Regus' current or former employees in any dispute with, or legal proceeding against, Regus, or any of Regus' affiliates, members, officers or employees.

1.10 Notices: All formal notices must be in writing to the address first written above.

1.11 Confidentiality: The terms of this agreement are confidential. Neither Regus nor the Client must disclose them without the other's consent unless required to do so by law or an official authority. This obligation continues after this agreement ends.

1.12 Applicable law: This agreement is interpreted and enforced in accordance with the law of the place where the relevant Centre is located. Regus and the Client both accept the exclusive jurisdiction of the courts of such jurisdiction. If any provision of these terms and conditions is held void or unenforceable under the applicable law, the other provisions shall remain in force. In the case of Japan all agreements will be interpreted and enforced by the Tokyo District Court, and in the case of France, any dispute regarding this agreement will be settled by the relevant courts of the Paris jurisdiction.

1.13 Enforcing this agreement: The Client must pay any reasonable and proper costs including legal fees that Regus incurs in enforcing this agreement.

**2. Services and Obligations**

2.1 Furnished office accommodation(s): Regus is to provide the number of serviced and furnished office accommodation(s) for which the Client has agreed to pay in the Centre stated in this agreement. This agreement lists the accommodation(s) Regus has initially allocated for the Client's use. The Client will have a non-exclusive right to the rooms allocated to it. Occasionally Regus may need to allocate different accommodation(s), but these accommodation(s) will be of reasonably equivalent size and Regus will notify the Client with respect to such different accommodation(s) in advance.

2.2 Office Services: Regus is to provide during normal opening hours the services, if requested, described in the relevant service description (which is available on request). If Regus decides that a request for any particular service is excessive, it reserves the right to charge an additional fee.

2.3 Regus IT: REGUS DOES NOT MAKE ANY REPRESENTATIONS AS TO THE SECURITY OF REGUS' NETWORK (OR THE INTERNET) OR OF ANY INFORMATION THAT THE CLIENT PLACES ON IT. The Client should adopt whatever security measures (such as encryption) it believes are appropriate to its circumstances. Regus cannot guarantee that a particular degree of availability will be attained in connection with the Client's use of Regus' network (or the internet). The Client's sole and exclusive remedy shall be the remedy of such failure by Regus within a reasonable time after written notice.

**3. Providing the Services**

3.1 Access to the accommodation(s): Regus may need to enter the Client's accommodation(s) and may do so at any time. However, unless there is an emergency or the Client has given notice to terminate, Regus will attempt to notify the Client verbally or electronically in advance when Regus needs access to carry out testing, repair or works other than routine inspection, cleaning and maintenance. Regus will also endeavour to respect reasonable security procedures to protect the confidentiality of the Client's business.

3.2 Availability at the start of this agreement: If for any reason Regus cannot provide the accommodation(s) stated in this agreement by the date when this agreement is due to start it has no liability to the Client for any loss or damages but the Client may cancel this agreement without penalty. Regus will not charge the Client the monthly office fee for accommodation(s) the Client cannot use until it becomes available. Regus may delay the start date of this agreement provided it provides to the Client alternative accommodation(s) that shall be at least of equivalent size to the accommodation(s) stated in this agreement.

**4. Accommodation(s)**

4.1 The Client must not alter any part of its accommodation and must take good care of all parts of the centre, its equipment, fixtures, fittings and furnishings which the Client uses. The Client is liable for any damage caused by it or those in the Centre with the Client's permission or at the Client's invitation whether express or implied, including but not limited to all employees, contractors, agents or other persons present on the premises.

4.2 Office furniture and equipment: The Client must not install any cabling, IT or telecom connections without Regus' consent, which Regus may refuse at its absolute discretion. As a condition to Regus' consent, the Client must permit Regus to oversee any installations (for example IT or electrical systems) and to verify that such installations do not interfere with the use of the accommodation(s) by other Clients or Regus or any landlord of the building.

4.3 Insurance: It is the Client's responsibility to arrange insurance for its own property which it brings in to the Centre and for its own liability to its employees and to third parties. Regus strongly recommends that the Client put such insurance in place.

**5. Use**

5.1 The Client must only use the accommodation(s) for office purposes. Office use of a "retail" or "medical" nature, involving frequent visits by members of the public, is not permitted.

5.2 The Client must not carry on a business that competes with Regus' business of providing serviced office accommodation(s) or its ancillary services.

5.3 The Client's name and address: The Client may only carry on that business in its name or some other name that Regus previously agrees.

5.4 Use of the Centre Address: The Client may use the Centre address as its business address. Any other uses are prohibited without Regus' prior written consent.

**6. Compliance**

6.1 Comply with the law: The Client must comply with all relevant laws and regulations in the conduct of its business. The Client must do nothing illegal in connection with its use of the Business Centre. The Client must not do anything that may interfere with the use of the Centre by Regus or by others, cause any nuisance or annoyance, increase the insurance premiums Regus has to pay, or cause loss or damage to Regus (including damage to reputation) or to the owner of any interest in the building which contains the Centre the Client is using. The Client acknowledges that (a) the terms of the foregoing sentence are a material inducement in Regus' execution of this agreement and (b) any violation by the Client of the foregoing sentence shall constitute a material default by the Client hereunder, entitling Regus to terminate this agreement, without further notice or procedure.

6.2 The Client acknowledges and accepts that its personal data may be transferred or made accessible to all entities of the Regus group, wherever located, for the purposes of providing the services herein.

**7. Regus' Liability**

7.1. The extent of Regus' liability: To the maximum extent permitted by applicable law, Regus is not liable to the Client in respect of any loss or damage the Client suffers in connection with this agreement, with the services or with the Client's accommodation(s) unless Regus has acted deliberately or negligently in causing that loss or damage. Regus is not liable for any loss as a result of Regus' failure to provide a service as a result of mechanical breakdown, strike, termination of Regus' interest in the building containing the Centre or otherwise unless Regus does so deliberately or is negligent. In no event shall Regus be liable for any loss or damage until the Client provides Regus written notice and gives Regus a reasonable time to put it right. If Regus is liable for failing to provide the Client with any service under this agreement then subject to the exclusions and limits set out immediately below Regus will pay any actual and reasonable expenses the Client has incurred in obtaining that service from an alternative source. If the Client believes Regus has failed to deliver a service consistent with these terms and conditions the Client shall provide Regus written notice of such failure and give Regus a reasonable period to put it right.

7.2 EXCLUSION OF CONSEQUENTIAL LOSSES, ETC.: REGUS WILL NOT IN ANY CIRCUMSTANCES HAVE ANY LIABILITY FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF ANTICIPATED SAVINGS, LOSS OF OR DAMAGE TO DATA, THIRD PARTY CLAIMS OR ANY CONSEQUENTIAL LOSS UNLESS REGUS OTHERWISE AGREES IN WRITING. REGUS STRONGLY ADVISES THE CLIENT TO INSURE AGAINST ALL SUCH POTENTIAL LOSS, DAMAGE, EXPENSE OR LIABILITY.

7.3. Financial limits to Regus' liability: In all cases, Regus' liability to the Client is subject to the following limits:

- Without limit for personal injury or death;
- Up to a maximum of £1 million / USD$2 million / €1.3 million (or local equivalent) for any one event or series of connected events for damage to the Client's personal property except in Turkey where it will be up to a maximum of the monthly office fee over the current term;
- Up to a maximum equal to 125% of the total fees paid between the date the Client moved into its accommodation(s) and the date on which the claim in question arises or £50,000 / USD$100,000 / €66,000 (or local equivalent) whichever is the higher, in respect of any other loss or damage except in Turkey where it will be up to a maximum of the monthly office fee over the current term.

**8. Fees**

8.1 Taxes and duty charges: The Client agrees to pay promptly (i) all sales, use, excise, consumption and any other taxes and license fees which it is required to pay to any governmental authority (and, at Regus' request, will provide to Regus evidence of such payment) and (ii) any taxes paid by Regus to any governmental authority that are attributable to the accommodation(s), including, without limitation, any gross receipts, rent and occupancy taxes, tangible personal property taxes, stamp tax or other documentary taxes and fees.

8.2 Service Retainer/Deposit: The Client will be required to pay a service retainer/deposit equivalent to two months' of the monthly office fee (plus VAT/Tax where applicable) upon entering into this agreement unless a greater amount is specified on the front of this agreement. This will be held by Regus without generating interest as security for performance of all the Client's obligations under this agreement. The service retainer/deposit or any balance after deducting outstanding fees, the Business Continuity and Office Restoration Service and other costs due to Regus, will be returned to the Client after the Client has settled its account with Regus and funds have been cleared.

8.3 Regus may require the Client to pay an increased retainer if outstanding fees exceed the service retainer/deposit held and/or the Client frequently fails to pay Regus when due.

8.4 The Client will be charged an office set up fee per occupant. Fee amounts are located in the House Rules which can be requested at any time.

8.5 Payment: Regus is continually striving to reduce its environmental impact and supports its clients in doing the same. Therefore Regus will send all invoices electronically (where allowed by law) and the Client will make payments via an automated method such as Direct Debit or Credit Card, wherever local banking systems permit.

8.6 Late payment: If the Client does not pay fees when due, a fee will be charged on all overdue balances. This fee will differ by country and is listed in the House Rules. If the Client disputes any part of an invoice the Client must pay the amount not in dispute by the due date or be subject to late fees. Regus also reserves the right to withhold services (including for the avoidance of doubt, denying the Client access to its accommodation(s)) while there are any outstanding fees and/or interest or the Client is in breach of this agreement.

8.7 Insufficient Funds: The Client will pay a fee for any returned cheque or any other declined payments due to insufficient funds. This fee will differ by country and is listed in the House Rules.

8.8 Regus will increase the monthly office fee each and every anniversary of the start date of this agreement by a percentage amount equal to the increase in the All Items Retail Prices Index, or such other broadly equivalent index which Regus substitutes provided that if the foregoing increase is not permitted by applicable law, then the monthly office fee shall be increased as specified in the House Rules. This will only apply to agreements that have an original start and end date constituting more than a 12 month term. Renewals will be renewed as per clause 1.3 above and only those renewals with a start and end date constituting a term of over 12 months will have the same increase applied.

8.9 Standard services: The monthly office fee and any recurring services requested by the Client are payable monthly in advance. Unless otherwise agreed in writing, these recurring services will be provided by Regus at the specified rates for the duration of this Agreement (including any renewal). Specific due dates will differ by country and are listed in the House Rules. Where a daily rate applies, the charge for any such month will be 30 times the daily fee. For a period of less than a month the fee will be applied on a daily basis.

8.10 Pay-as-you-use and Additional Variable Services: Fees for pay-as-you-use services, plus applicable taxes, in accordance with Regus' published rates which may change from time to time, are invoiced in arrears and payable the month following the calendar month in which the additional services were provided. Specific due dates will differ by country and are listed in the House Rules.

8.11 Discounts, Promotions and Offers: If the Client benefited from a special discount, promotion or offer, Regus may discontinue that discount, promotion or offer without notice if the Client breaches these terms and conditions or becomes past due on two or more occasions.

*Global – Terms & Conditions – June 2012 – Ivabe*

Meeting Room 1
Store
Prep Room
Meeting Room 2
Meeting Room 3
Tea Point
Changing Room
Female w/c
Male w/c
Tea Point
Cafe
PROCESS CENTRE
ARCHIVE ROOM
Ground Floor

CENTRE NO
EOG STOCKLEY
CENTRE LOCATION
STOCKLEY PARK

Subject to Building Control
Subject to Site Survey

DRG. Name Ground Floor
SCALE
DRAWN Kerem SAHIN
DATE 12 06 2013
DRG.NO. EOG
Rev D

Regus